SECURED PROMISSORY NOTE


$434,361.95                   Deer Park, Texas                  March 15, 2002

      FOR VALUE RECEIVED, B. Tom Carter, Jr. ("Maker") hereby promises to pay to the order of HydroChem Holding, Inc., a Delaware corporation ("Payee"), the principal amount of Four Hundred Thirty Four Thousand Three Hundred Sixty One and 95/100 Dollars ($434,361.95) plus interest thereon at the rate of Four and 52/100 percent (4.52%) per year compounded annually, and payable as provided herein in lawful money of the United States of America, at Deer Park, Texas, or at such other place as Payee of this Note may from time to time designate by written notice to Maker.

      The principal amount of this Note and all accrued interest thereon shall be due and payable on March 14, 2008. This Note shall also become due and payable prior thereto to the extent that Maker realizes any cash proceeds from the sale or other disposition of the any of the shares of common stock of Payee which are pledged pursuant to the Pledge Agreement described below.

      The principal amount of this Note represents the principal of Four Hundred Eleven Thousand Four Hundred Two and 45/100 Dollars ($411,402.45) under that certain Secured Promissory Note dated February 9, 2001 from Maker to Payee (the "Old Note") and all accrued thereon through the date hereof. This Note is in full substitution and replacement of the Old Note.

      Pursuant to a Pledge Agreement of even date herewith between Maker and Payee, and as more specifically described therein, this Note is secured by the pledge of certain shares of common stock of Payee which are owned beneficially and of record by Maker and acquired pursuant to earlier stock option exercises.

      This Note may be prepaid in whole or in part without premium or penalty.

      If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate or other court proceedings, then Maker agrees to pay reasonable attorneys' fees and collection costs to Payee in addition to the principal and interest payable hereunder.

      If default is made in the payment of the principal or interest under this Note, or if a default occurs under any other instrument evidencing or securing payment hereof, then in any one or more such events, the entire principal balance and accrued interest owing hereon shall at once become due and payable, at the option of Payee. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

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      Maker,  signers,  sureties,  and endorsers of this Note severally  waive notice of acceleration of maturity if such shall occur, demand, presentment, notice of dishonor, diligence in collecting, grace, notice and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to Payee.

      THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.


                                          MAKER:


                                          /s/ B. Tom Carter, Jr.
                                          ----------------------
                                          B. Tom Carter, Jr.
                                          5956 Sherry Lane, Suite 930
                                          Dallas, Texas 75225











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